Exhibit 10.9

BUSINESS MANAGEMENT AGREEMENT

THIS BUSINESS MANAGEMENT AGREEMENT (this “Agreement”), dated as of July 14, 2021, is entered into by and between INLAND PRIVATE CAPITAL ALTERNATIVE ASSETS FUND, LLC, a Delaware limited liability company (the “Company”), IPC Alternative Assets Operating Partnership, LP, a Delaware limited partnership and the Company’s operating partnership (the “Operating Partnership”), and IPC ALTERNATIVE ASSETS BUSINESS MANAGER, LLC, a Delaware limited liability company (the “Business Manager”).

WITNESSETH:

WHEREAS, the Company is a Delaware limited liability company, the sole member of which is IPC Alternative Assets Fund HoldCo, LLC (“Initial Company Member”), a Delaware limited liability company and a wholly owned subsidiary of Inland Private Capital Corporation, a Delaware corporation (the “Sponsor”).

WHEREAS, the Company intends to convert to a Maryland corporation and qualify as a REIT for U.S. federal income tax purposes commencing with the taxable year ending on December 31, 2022 (as defined below);

WHEREAS, the Operating Partnership is the entity through which the Company intends to conduct substantially all of its business and own substantially all of its assets;

WHEREAS, the Company and the Operating Partnership desire to avail themselves of the experience, sources of information, advice, assistance and facilities available to the Business Manager and to have the Business Manager undertake the duties and responsibilities hereinafter set forth, on behalf of, and subject to the supervision of, the Board of Directors (as defined below), if and when appointed, and prior to such time, the supervision of the Initial Company Member, all as provided herein;

WHEREAS, the Business Manager is willing to undertake to render these services, subject to the supervision of the Board of Directors, if and when appointed, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the parties hereto agree as follows:

1.    Definitions. As used herein, the following capitalized terms shall have the meanings set forth below:

“Affiliate” or “Affiliates” means, with respect to any other Person: any Person directly or indirectly owning, controlling or holding, with the power to vote, ten percent (10%) or more of the outstanding voting securities of such other Person; any Person ten percent (10%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held, with the power to vote, by such other Person; any Person directly or indirectly controlling, controlled by or under common control with such other Person; any executive officer, director, trustee, general partner or manager of such other Person; and any legal entity for which such Person acts as an executive officer, director, trustee, general partner or manager.

“Board of Directors” means the persons holding the office of director of the Company as of any particular time under the Charter. For the avoidance of doubt, the Company anticipates that an initial Board of Directors will be appointed concurrent with its conversion to a Maryland corporation.

“Business Day” means any day other than Saturday, Sunday or any other day on which national banks are required or are authorized to be closed in Chicago, Illinois.

“Business Management Fee” means the fee payable to the Business Manager under Section 7(a) hereof.

“Charter” means the governing document of the Company, as amended or restated from time to time.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder or corresponding provisions of subsequent revenue laws.

“Continuing Director(s)” means a person or persons who either is an initially appointed member(s) of the Board of Directors, or who becomes a member of the Board of Directors subsequent to the initial appointment of a Board of Directors, and whose appointment, election or nomination for election by the Company’s stockholders is duly approved by a majority of the Continuing Directors on the Board of Directors at the time of approval, either by specific vote or by approval of a proxy statement if one is issued by the Company in which the person is named as nominee for director.

“Contract Purchase Price” means the amount of monies or other consideration paid or contributed by the Company or the Operating Partnership, from time to time: (1) to acquire, directly or indirectly, any Real Estate Asset or an Incremental Interest in a Real Estate Asset, and including any indebtedness for money borrowed to finance the purchase, indebtedness secured by the Real Estate Asset, which is assumed, or indebtedness that is refinanced or restructured, all in connection with the acquisition, and which is or will be secured by the Real Estate Asset at the time of the acquisition; or (2) to make any Property Improvements. The Contract Purchase Price shall exclude Acquisition Fees and acquisition expenses. With respect to monies funded or contributed by the Company or the Operating Partnership to a Joint Venture, the Contract Purchase Price shall be equal to the product of: (a) the amount determined in accordance with the foregoing; and (b) the Ownership Percentage.

“Equity Stock” means all classes or series of capital stock of the Company authorized under the Charter, including, without limit, its common stock, $0.01 par value per share, and preferred stock, $0.01 par value per share.

“Fiscal Year” means the calendar year ending December 31.

“Holders” means, collectively, Stockholders and holders of limited partnership interests of the Operating Partnership.

“Initial Partnership Assets” means, for any period, the average of the aggregate book value of the assets of the Operating Partnership initially acquired in connection with the Roll-Up Transaction, including all intangibles and goodwill, invested, directly or indirectly, in equity interests in, and Loans secured by, Real Estate Assets, and all consolidated and unconsolidated Joint Ventures or other partnerships, before non-cash charges such as depreciation, amortization, impairments and bad debt reserves, computed by taking the average of these values at the end of each month during the relevant calendar quarter.

“Joint Venture” means a joint venture, limited liability company, corporation or partnership arrangement in which the Company, or any subsidiary thereof, is a co-venturer, member, stockholder or partner with one or more other Persons or an entity, which acquires, owns or manages Real Estate Assets.

“Key Person” means a natural person who, at the time of the determination: (1) serves as an executive officer of the Company; (2) serves as an executive officer of the Business Manager; or (3) performs services that are integral to the operation of the Company, as mutually agreed upon in writing by the Company and the Business Manager; provided, however, that for purposes of this definition, a secretary of an entity shall not be considered an “executive officer.”

“Liquidity Event” means: (1) receipt by each Stockholder of a distribution or series of distributions paid by the Company; (2) the Listing of the Shares; or (3) any Merger in which Stockholders receive cash or paid by the acquirer or securities of the acquirer that are listed on a national securities exchange.

“Listing” means, in the aggregate, the filing of a Form 8-A (or any successor form) with the Securities and Exchange Commission to register any or all Shares on a national securities exchange, the approval of the original listing application related thereto by the applicable exchange and the commencement of trading in the Shares on the exchange. Upon a Listing, the Shares shall be deemed “Listed.” A Listing shall also be deemed to occur on the effective date of a Merger in which the consideration received by the Stockholders, in whole or in part, is securities of another issuer that are listed on a national securities exchange.

“Loans” means debt financing evidenced by bonds, notes, debentures or similar instruments or letters of credit, any draws on a credit facility, and Mortgage Loans.

“Merger” means any merger, reorganization, business combination, share exchange, acquisition or other similar transaction where the Company is not the surviving entity.

“Mortgage Loans” means notes or other evidences of indebtedness or obligations that are secured or collateralized, directly or indirectly, by Real Property or other interests in Real Property.

“Net Sales Proceeds” means the proceeds from any Sale of Real Estate Assets, less any costs incurred in selling the Real Estate Asset(s) including, but not limited to, legal fees and selling commissions and further reduced by the amount of any indebtedness encumbering the Real Estate Asset(s).

“Ownership Percentage” means, with respect to any Real Estate Asset at a specified time, the percentage of capital stock, membership interests, partnership interests or other equity interests in the Real Estate Asset owned directly or indirectly by the Company or the Operating Partnership at that time, without regard to classification of such equity interests.

“Person” means any individual, corporation, business trust, estate, trust, partnership, limited liability company, association, two or more persons having a joint or common interest or any other legal or commercial entity.

“Property” or “Properties” means interests in: (1) Real Property; (2) long-term ground leases; or (3) any buildings, structures, improvements, furnishings, fixtures and equipment, whether or not located on the Real Property, in each case owned or to be owned by the Company either directly or indirectly through one or more Affiliates, Joint Ventures, partnerships or other legal entities.

“Property Improvements” means any monies invested or otherwise funded by the Company, directly or indirectly to develop, construct, renovate, or otherwise physically improve a Real Estate Asset, including, but not limited to major tenant improvements, whether pursuant to allowances, concessions or rent abatements, all to the extent that the monies invested or funded for each of these purposes were approved by the Board of Directors as part of the initial plan for the Real Estate Asset.

“Real Estate Assets” means any and all Properties and other direct or indirect investments in equity interests in, or Loans secured, directly or indirectly, by, or otherwise relating to, Property (other than investments in bank accounts, money market funds or other current assets), including any interest in a Joint Venture, owned by the Company, directly or indirectly through one or more of its Affiliates or Joint Ventures.

“Real Property” means land, rights or interests in land (including, but not limited to, leasehold interests), and any buildings, structures, improvements, furnishings, fixtures and equipment located on, or used in connection with, land and rights or interest in land.

“REIT” means a real estate investment trust as defined in Sections 856 through 860 of the Code.

“Roll-Up Transaction” means the transactions pursuant to which the DSTs (as hereinafter defined) contribute the properties owned by such DSTs to the Operating Partnership and the Operating Partnership issues units of limited partnership interests in the Operating Partnership to the DSTs in exchange for the issued and outstanding interests in those DSTs, which units of limited partnership interests in the Operating Partnership are then distributed by the DSTs to their beneficial owners on a pro rata basis. As used herein, “DSTs” means: Arizona Healthcare DST, Arizona Healthcare II DST, Healthcare Portfolio III DST, Healthcare Portfolio IV DST, Healthcare Portfolio VII DST, Indianapolis Medical Office DST, and Texas Healthcare Portfolio DST.

“Sale” means any transaction or series of transactions, regardless of whether Net Sales Proceeds are distributed to Stockholders as a result thereof, whereby: (1) the Company directly or indirectly, including through any Affiliate (except as described in other subsections of this definition), sells, grants, transfers, conveys, or relinquishes its ownership of any Real Estate Asset or portion thereof, except for a contribution to a Joint Venture in which the Company, directly or indirectly, has, or will have, an ownership interest; (2) the Company directly or indirectly, including through any Affiliate (except as described in other subsections of this definition), sells, grants, transfers, conveys, or relinquishes its ownership of all or substantially all of the interest of the Company in any Joint Venture in which it is a co-venturer or partner; (3) any Joint Venture directly or indirectly (except as described in other subsections of this definition) sells, grants, transfers, conveys, or relinquishes its ownership of any Real Estate Asset or portion thereof (excluding for these purposes any Loans or Mortgage Loans); (4) the Company or any Joint Venture directly or indirectly, including through any Affiliate (except as described in other subsections of this definition), sells, grants, transfers, conveys, or relinquishes its ownership of any Property or portion thereof, through any event which results in the Company or the Joint Venture, as applicable, receiving a insurance proceeds or condemnation awards; (5) the Company directly or indirectly, including through any Affiliate (except as described in other subsections of this definition), sells, grants, transfers, conveys, or relinquishes its ownership of any other Real Estate Asset not previously described in this definition or any portion thereof. Notwithstanding anything to the contrary herein, the sale, grant, transfer or conveyance of any Real Estate-Related Security shall not be treated as a “Sale” hereunder.

“Shares” means the shares of common stock, par value $.001 per share, of the Company, and “Share” means one of those Shares.

“Stockholders” means holders of Shares or any other share of Equity Stock having the right to elect directors of the Company.

2.    Duties of the Business Manager. The Business Manager shall consult with the Company and the Operating Partnership and shall furnish advice and recommendations with respect to all aspects of the business and affairs of the Company and the Operating Partnership. The Business Manager shall inform the Board of Directors of factors that come to the Business Manager’s attention that may, in its opinion, influence the policies of the Company and the Operating Partnership. Subject to the supervision of the Board of Directors and its right to evaluate and approve all actions relating to the Company’s business and assets, the Business Manager, directly or indirectly through Affiliates or third parties supervised by the Business Manager or its Affiliates, shall use commercially reasonable efforts to:

(a)    identify and report to the Board of Directors on potential investment opportunities in Real Estate Assets, consistent with the Company’s investment objectives and policies; including but not limited to:

(i)    locating, analyzing and selecting potential investments in Real Estate Assets;

(ii)    structuring and negotiating, for ultimate approval by the Board of Directors, the terms and conditions of acquisition and disposition transactions;

(iii)    arranging financing and refinancing or other changes in the asset or capital structure of the Company, all as approved by the Board of Directors, and, subject to the approval of the Board of Directors, reinvesting the proceeds from the Sale of, or otherwise deal with the investments in, Real Estate Assets; and

(iv)    overseeing material leases and service contracts, related to the Real Estate Assets.

(b)    assist the Board of Directors in evaluating investment opportunities;

(c)    provide the Board of Directors with research and other statistical data and analysis in connection with Real Estate Assets and the operations and investment policies of both the Company and the Operating Partnership;

(d)    manage the day-to-day operations of both the Company and the Operating Partnership, consistent with the investment objectives and policies established by the Board of Directors from time to time, including hiring and supervising Company employees, if any;

(e)    investigate and conduct relations with lenders, consultants, accountants, brokers, third party asset managers, attorneys, underwriters, appraisers, insurers, corporate fiduciaries, banks, builders and developers, sellers and buyers of investments and persons acting in any other capacity specified by the Company from time to time, and report to the Board of Directors on these relations as well as, subject to approval of the Board of Directors, enter into contracts in the Company’s name with, and retaining and supervising services performed by, such parties in connection with investments that have been or may be acquired or disposed of by the Company;

(f)    cooperate with any property manager in connection with real estate management services and other activities relating to Real Estate Assets, subject to any requirement under the laws, rules and regulations affecting REITs that own Real Property that the Business Manager or the applicable property manager, as the case may be, qualifies as an “independent contractor” as that phrase is used in connection with applicable laws, rules and regulations affecting REITs;

(g)    upon request of the Board of Directors, act, or obtain the services of others to act, as attorney-in-fact or agent of the Company or the Operating Partnership in making, acquiring and disposing of investments, disbursing and collecting funds in connection with any acquisition or disposition, paying the debts and fulfilling the obligations of the Company or the Operating Partnership and handling, prosecuting and settling any claims of the Company or the Operating Partnership, including foreclosing and otherwise enforcing mortgage and other liens and security interests securing investments;

(h)    assist in negotiations on behalf of the Company or the Operating Partnership with investment banking firms and other institutions or investors for public or private sales of Equity Stock or for other financing on behalf of the Company or the Operating Partnership, provided that in no event may the Business Manager act as a broker, dealer, underwriter or investment advisor of, or for, the Company or the Operating Partnership;

(i)    cause the Company and the Operating Partnership, as applicable, to maintain, with respect to any Real Property and to the extent available, title insurance or other assurance of title and customary fire, casualty and director and officer insurance;

(j)    intentionally omitted;

(k)    except as otherwise provided by the Company or the Operating Partnership, provide office space, equipment and personnel as required for the performance of the foregoing services as Business Manager, subject to the reimbursement of costs associated therewith;

(l)    advise the Board of Directors, from time to time, of the Company’s operating results and prepare, with the property manager, an operating budget including one, three and five year projections of operating results and such other reports as may be appropriate for each Real Estate Asset all for review and approval of the Board of Directors;

(m)    as applicable, prepare, on behalf of the Company, and supervise the filing of all reports required by the Securities and Exchange Commission, including without limitation Current Reports on Form 8-K, Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and all reports and returns required by the Internal Revenue Service, other state or federal governmental agencies or other Company vendors relating to the Company and its operations, including specifically its compliance with REIT rules;

(n)    prepare, on behalf of the Company, and supervise the distribution of reports to Stockholders, and act on behalf of the Company to communicate with Stockholders, brokers, dealers, financial advisors and custodians, whether by in person, written, electronic or telephonic means;

(o)    arrange for, and plan, the Company’s annual meetings of Stockholders, as applicable;

(p)    supervise communications with the Company’s transfer agent;

(q)    maintain the books and records of the Company and the Operating Partnership, including, but not limited to, appraisals and fairness opinions obtained in connection with acquiring or disposing Real Estate Assets;

(r)    assist the Board of Directors in evaluating Sales and Liquidity Events, including without limitation: (i) performing due diligence in connection with investigating potential Sales or Liquidity Events; (ii) selecting and conducting relations with experts, investment banking firms and potential acquirors of Real Estate Assets, among others; (iii) preparing investment and other strategic models regarding Liquidity Events for evaluation by the Board of Directors; and (iv) preparing written reports and making presentations regarding potential Sales and Liquidity Events to the Board of Directors;

(s)    administer the bookkeeping and accounting functions of the Company and the Operating Partnership, including without limitation: (i) establishing and implementing accounting and financial reporting procedures, processes and policies; (ii) maintaining the Company’s general ledger and sub ledgers; (iii) recording investments in Real Estate Assets, investments in Joint Ventures and any funding of indebtedness; (iv) performing accounting research; (v) budgeting, forecasting and analyzing the Company’s performance; (vi) assisting in selecting and implementing accounting and financial system software; (vii) overseeing platform accounting functions and practices; (viii) reporting to the Board of Directors and audit committee; (ix) monitoring and ensuring compliance with ratios and covenants set forth in the loan documents for any Loans; (x) providing required monthly, quarterly and annual financial reporting to the Company’s or the Operating Partnership’s lenders; and (xii) ensuring proper accounting treatment for derivative instruments;

(t)    subject to approval by the Board of Directors, enter into ancillary agreements with the Sponsor and its Affiliates to arrange for the services and licenses to be provided by the Business Manager hereunder (collectively, the “Service Provider Agreements”); and

(u)    undertake and perform all services or other activities necessary and proper to carry out the investment objectives of the Company and the Operating Partnership, including providing secretarial, clerical and administrative assistance and maintaining a web site that provides up-to-date information.

Notwithstanding anything to the contrary herein, at all times prior to the appointment of the Board of Directors, the Business Manager shall be subject to the supervision of the Initial Company Member, and its right to evaluate and approve all actions relating to the Company’s business and assets, and the rights and responsibilities of the Board of Directors under this Agreement shall be held by the Initial Company Member.

3.    No Partnership or Joint Venture. Neither the Company or the Operating Partnership, on the one hand, nor the Business Manager on the other hand, are and shall not be deemed to be, partners or Joint Venturers with each other.

4.    REIT Qualifications. Notwithstanding any other provision of this Agreement to the contrary, the Business Manager shall refrain from taking any action that, in its reasonable judgment or in any judgment of the Board of Directors of which the Business Manager has written notice, would adversely affect the qualification of the Company as a REIT under the Code or that would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company, its Equity Stock or its Real Estate Assets, or that would otherwise not be permitted by the Charter. If any such action is ordered by the Board of Directors, the Business Manager shall promptly notify the Board of Directors that, in the Business Manager’s judgment, the action would adversely affect the Company’s status as a REIT or violate any law, rule or regulation or the Charter, and that the Business Manager shall refrain from taking such action pending further clarification or instruction from the Board of Directors.

5.    Bank Accounts. At the direction of the Board of Directors or the officers of the Company or the Operating Partnership, as applicable, the Business Manager shall establish and maintain bank accounts in the name of the Company or the Operating Partnership, as applicable, and shall collect and deposit into and disburse from such accounts moneys on behalf of the Company or the Operating Partnership, upon such terms and conditions as the Board of Directors may approve, provided that no funds in any such account shall be commingled with funds of the Business Manager. The Business Manager shall, from time to time, as the Board of Directors or the officers of the Company or the Operating Partnership may require, render appropriate accountings of such collections, deposits and disbursements to the Board of Directors and to the Company’s auditors.

6.    Fidelity Bond. The Business Manager shall not be required to obtain or maintain a fidelity bond in connection with performing its services hereunder.

7.    Compensation. Subject to the provisions of this Agreement, and in addition to any compensation for additional services that may be paid pursuant to Section 9 or Section 13 hereof, for services rendered hereunder the Operating Partnership shall pay, in cash, to the Business Manager the following:

(a)    A fee (the “Acquisition Fee”), in an amount equal to 1.25% of the Contract Purchase Price of each Real Estate Asset, in connection with acquiring each Real Estate Asset, or any Incremental Interest therein, including by way of exchanging a debt interest for an equity interest, but excluding (i) the contribution of a Real Estate Asset owned, directly or indirectly, by the Company or the Operating Partnership to a Joint Venture; (ii) a Real Estate Asset acquired from or contributed by an affiliate of the Sponsor; or (iii) any Property Improvement. In the case of a Real Estate Asset acquired by a Joint Venture from a third party, the Acquisition Fee payable hereunder shall be equal to the product of: (x) 1.25% of the Contract Purchase Price paid by the Joint Venture; and (y) the Ownership Percentage. The Business Manager shall submit an invoice to the Operating Partnership at or within a reasonable amount of time following the closing or closings of each event for which an Acquisition Fee is due hereunder, and no less frequently than quarterly, accompanied by a computation of the Acquisition Fee. The Operating Partnership shall pay the Acquisition Fee to the Business Manager within a reasonable period of time after receipt by the Operating Partnership of the invoice; provided, that the Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount to which it is entitled, and the excess amount that is not paid may, in the Business Manager’s sole discretion, be deferred, waived permanently or accrued, without interest, to be paid at a later point in time.

(b)    An annual business management fee (the “Business Management Fee”) equal to 0.25% of the Initial Partnership Assets, payable monthly; provided, that the Business Manager may decide, in its sole discretion, to be paid an amount less than the total amount to which it is entitled in any particular month, and the excess amount that is not paid may, in the Business Manager’s sole discretion, be waived permanently or deferred or accrued, without interest, to be paid at a later point in time.

(c)    A fee equal to one percent (1.0%) of the principal amount of any Loan(s) obtained by the Company or the Operating Partnership, or their Affiliates, plus reimbursement of any out-of-pocket expenses incurred by the Business Manager in connection with such Loans, including but not limited to third party reports, legal fees, application fees, and mortgage brokerage fees to both non-affiliate and affiliate mortgage brokers.

8.    Expenses.

(a)    In addition to the compensation paid to the Business Manager pursuant to Section 7, Section 9 and Section 13 hereof, and subject to the limits herein, the Operating Partnership shall reimburse the Business Manager, the Sponsor and their respective Affiliates for all expenses attributable to the Company paid or incurred by the Business Manager, the Sponsor or their respective Affiliates in providing certain services and licenses hereunder, including all expenses and the costs of salaries and benefits of persons employed by the Business Manager, the Sponsor and their respective Affiliates and performing services for the Company, except for the salaries and benefits of persons who also serve as one of the Company’s executive officers or as an executive officer of the Business Manager or its Affiliates. For purposes of this Section 8(a), a secretary of an entity shall not be considered an “executive officer.”

(b)    Expenses that the Company shall reimburse, to the extent paid by the Business Manager or any affiliate, pursuant to Section 8(a) hereof include, but are not limited to all:

(i)    expenses actually incurred in connection with the Roll-Up Transaction;

(ii)    expenses incurred in connection with selecting or acquiring Real Estate Assets or any Sale of Real Estate Assets or any contribution of Real Estate Assets to a Joint Venture, including without limitation a brokerage fee paid to an Affiliate of the Business Manager;

(iii)    the actual cost of goods and services purchased for and used by the Company and obtained from entities not affiliated with the Business Manager;

(iv)    interest and other costs for money borrowed on behalf of the Company, including points and other similar fees;

(v)    taxes and assessments on income or attributed to Real Property;

(vi)    premiums and other associated fees for insurance policies including director and officer liability insurance;

(vii)    expenses of managing and operating Real Estate Assets owned by the Company, whether payable to an Affiliate of the Business Manager or a non-affiliated Person;

(viii)    fees and expenses, if any, paid to members of the Board of Directors and the fees and costs of any meetings of the Board of Directors or Stockholders;

(ix)    expenses associated with dividends or distributions paid or caused to be paid by the Company to Holders;

(x)    expenses of organizing the Company and filing, revising, amending, converting or modifying the Charter or the bylaws;

(xi)    expenses associated with Holder communications;

(xii)    administrative service expenses charged to, or for the benefit of, the Company by non-affiliated third parties;

(xiii)    audit, accounting and legal fees charged to, or for the benefit of, the Company;

(xiv)    transfer agent and registrar’s fees and charges;

(xv)    payments made by the Business Manager to Affiliates of the Sponsor for the services and licenses provided for the benefit of the Company; and

(xvi)    expenses incurred in connection with any Liquidity Event.

(c)    The Company shall also reimburse the Business Manager, the Sponsor and their respective Affiliates pursuant to Section 8(a) hereof for the salaries and benefits of persons employed by the Business Manager, the Sponsor or their respective Affiliates and performing services for the Company, subject to the following:

(i)    In the case of employees of the Sponsor who also provide services for other entities sponsored by, or affiliated with, the Sponsor, the Company shall reimburse only a pro rata portion of the salary and benefits of these persons based on the amount of time spent by such persons on matters for the Company compared to the time spent by such persons on all other matters including the Company’s matters.

(ii)    In the case of Affiliates of the Sponsor (excluding the Sponsor), and unless otherwise agreed to in writing by the Company or the Business Manager, the Company shall be responsible for the payment of the charges billed by such Affiliates for work done for the benefit of the Company. Such charges shall be based upon: (A) such Affiliate’s “hourly billing rate” of its employees, (B) fixed amounts or (C) a combination of the “hourly billing rate” and fixed amounts, all as set forth in the respective Service Provider Agreements between the Business Manager or the Company and the Affiliate. The “hourly billing rate” for employees of Affiliates of the Sponsor shall be based on the budgeted salaries, benefits, overhead and operating expenses of such Affiliates, as determined by the

Affiliate. In the event that an Affiliate of the Sponsor providing services for the benefit of the Company has revenues for any one Fiscal Year that exceed its expenses for that year, such Affiliate shall rebate the excess on a pro rata basis to its clients based on the revenues attributable to such client.

In each case, the Company shall reimburse salaries and related salary expenses pursuant to this Section 8(c) irrespective of whether the services performed by the subject persons could have been performed directly for the Company by independent, non-affiliated third parties.

(d)    With respect to expenses incurred by Affiliates of the Sponsor related to services and licenses provided for the benefit of the Company, or payments made for these services and licenses, the Business Manager, in its sole discretion, may arrange for payment to be made directly from the Company to the Affiliates of the Sponsor.

9.    Compensation for Additional Services, Certain Limitations. The Company or the Operating Partnership and the Business Manager will separately negotiate and agree on the fees for any additional services that the Company or the Operating Partnership asks the Business Manager or its Affiliates to render in addition to those set forth in Section 2 hereof.

10.    Other Activities of the Business Manager. Nothing contained herein shall prevent the Business Manager or any Affiliate of the Business Manager (including the Sponsor) from engaging in any other business or activity including rendering services or advising on real estate investment opportunities to any other person or entity.

11.    Term; Termination of Agreement.

(a)    Term; Renewal. This Agreement shall have an initial term of ten (10) years and, thereafter, will continue in force for successive one year renewals with the mutual consent of the parties.

(b)    Termination. Notwithstanding any other provision of the Agreement to the contrary, this Agreement may be terminated, without cause or penalty, by the Company or the Operating Partnership, on the one hand, or by the Business Manager, on the other hand, in each case by providing no less than sixty (60) days’ prior written notice to the other party. In the event of the termination of this Agreement, the Business Manager will cooperate with the Company and the Operating Partnership and take all reasonable steps requested to assist the Board of Directors in making an orderly transition of the functions performed hereunder by the Business Manager. A termination will be deemed to be “without cause” unless terminated for, or as a result of (i) fraud, criminal conduct, willful misconduct or illegal or negligent breach of fiduciary duty by the Business Manager, or (ii) if any of the following events occur: (A) the Business Manager breaches any material provision of this Agreement, and after written notice of such breach, does not cure such default within thirty (30) days or have begun action within thirty (30) days to cure the default which is not completed with reasonable diligence; (B) the Business Manager is adjudged bankrupt or insolvent by a court of competent jurisdiction, or an order is made by a court of competent jurisdiction for the appointment of a receiver, liquidator, or trustee of the Business Manager, for all or substantially all its property by reason of the foregoing, or if a court of competent jurisdiction approves any petition filed against the Business Manager for reorganization, and such adjudication or order remains in force or unstayed for a period of thirty (30) days; or (C) the Business Manager institutes proceedings for voluntary bankruptcy or files a petition seeking reorganization under the federal bankruptcy laws, or for relief under any law for relief of debtors, or consents to the appointment of a receiver for itself or for all or substantially all its property, or makes a general assignment for the benefit of its creditors, or admits in writing its inability to pay its debts, generally, as they become due.

(c)    Termination Fee. If this Agreement is terminated without cause upon the vote of a majority of the Board of Directors that are not also Continuing Directors, the Company shall pay the Business Manager a fee equal to: (i) the amount of the most recent payment of the monthly Business Management Fee, annualized (by multiplying such amount by 12), multiplied by the remaining term of the Agreement (expressed in years or a fraction thereof) at the time of termination, plus (ii) the amount of the most recent payment of the monthly Business Management Fee paid pursuant to Section 7(b) hereto, annualized (by multiplying such amount by 12), multiplied by three.

12.    Assignments. The Business Manager may not assign this Agreement except to a successor organization that acquires substantially all of its property and carries on the affairs of the Business Manager; provided that following the assignment, the persons who controlled the operations of the Business Manager immediately prior thereto (the “Control Persons”), control the operations of the successor organization, including the performance of duties under this Agreement. This Agreement shall not be assignable by the Company or the Operating Partnership, by operation of law or otherwise, without the consent of the Business Manager. Any permitted assignment of this Agreement shall bind the assignee hereunder in the same manner as the assignor is bound hereunder.

13.    Default, Bankruptcy, etc. At the sole option of the Company or the Operating Partnership, this Agreement shall be terminated immediately upon written notice of termination from the Company to the Business Manager if any of the following events occurs:

(a)    the Business Manager violates any provisions of this Agreement and after written notice of the violation from the Company, the default is not cured within thirty (30) days; or

(b)    a court of competent jurisdiction enters a decree or order for relief in respect of the Business Manager in any involuntary case under the applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appoints a receiver liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Business Manager or for any substantial part of its property or orders the winding up or liquidation of the Business Manager’s affairs not dismissed within ninety (90) days; or

(c)    the Business Manager commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, or consents to the appointment of, or taking possession by, a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Business Manager or for any substantial part of its property, or makes any general assignment for the benefit of creditors, or fails generally to pay its debts, as they become due.

The Business Manager agrees that if any of the events specified in subsections (b) and (c) of this Section 13 occur, it will give written notice thereof to the Company within seven (7) days after the occurrence of such event.

14.    Action Upon Termination; Survival of Certain Provisions. Except as otherwise set forth herein, upon termination of this Agreement, the parties shall have no further liability or obligation hereunder except as provided in Section 5, Section 7, Section 8, Section 9, Section 13, Section 14, Section 17, Section 18, Section 23 and Section 24, all of which shall survive termination of this Agreement. The Business Manager shall not be entitled to compensation after the date of termination except as provided herein, and shall be paid all compensation accruing or accrued to the date of termination, or which the Business Manager has deferred and then elects to be paid at the time of termination; provided, that with respect to any Business Management Fee payable under Section 7(b) of this Agreement for the calendar quarter in which the termination occurred, the Business Manager shall be paid on a pro rata basis through the date of termination, based on the number of days for which the Business Manager served as such under this Agreement.

15.    Actions Upon Termination. In connection with the termination of this Agreement, the Business Manager shall:

(a)    pay over to the Company or the Operating Partnership all moneys collected and held for the account of the Company or the Operating Partnership pursuant to this Agreement, after deducting any accrued or deferred compensation and reimbursement for expenses to which the Business Manager is entitled;

(b)    at the Company’s request and subject to compensation to the Business Manager pursuant to Section 9 hereof, deliver to the Board of Directors a full accounting, including a statement showing all payments collected by the Business Manager and a statement of all money held by the Business Manager, covering the period following the date of the last accounting furnished to the Board of Directors to the date of termination;

(c)    deliver to the Board of Directors all property and documents of the Company or the Operating Partnership then in the custody of the Business Manager; and

(d)    cooperate with the Company and the Operating Partnership and take all reasonable steps requested by the Company or the Operating Partnership to assist the Board of Directors in making an orderly transition of the functions performed by the Business Manager.

16.    Non-Solicitation. During the period commencing on the date the Original Agreement was entered into and ending one year following the termination of this Agreement, neither the Company nor the Operating Partnership shall, without the Business Manager’s prior written consent, directly or indirectly: (i) solicit, induce, or encourage any person, including any

Key Person, to leave the employment or other service of the Business Manager or any of its Affiliates to become employed by the Company or any of its subsidiaries; or (ii) hire or offer to hire, on behalf of the Company or any other Person, firm, corporation or other business organization, any employee of the Business Manager or any of its Affiliates, including any Key Person. Further, with respect to any person who left the employment of the Business Manager or any of its Affiliates (x) during the term of this Agreement or (y) within six months immediately after the termination of this Agreement, neither the Company nor the Operating Partnership shall, without the Business Manager’s prior written consent, directly or indirectly hire or offer to hire on behalf of the Company or any other Person, firm, corporation or other business organization, that person during the six months immediately following his or her cessation of employment.

17.    Tradename and Marks. The Company has entered into a royalty-free license agreement granting the Company the right, subject to the terms and conditions of the license agreement, to use the “Inland” name and marks.

18.    Amendments. This Agreement shall not be amended, changed, modified or terminated, or the obligations hereunder discharged, in whole or in part except by an instrument in writing signed by both parties hereto, or their respective successors or assigns.

19.    Successors and Assigns. This Agreement shall inure to the benefit of, and shall bind, any successors or assigns of the parties hereto.

20.    Governing Law. The provisions of this Agreement shall be governed, construed and interpreted in accordance with the internal laws of the State of Illinois without regard to its conflicts of law principles.

21.    Liability and Indemnification.

(a)    Without limiting the indemnity provisions of the Charter of the Company, the Company agrees to indemnify, defend, protect, save, and hold the Business Manager, and its members, shareholders, officers, directors, employees, agents, managers, successors and assigns (collectively, “Indemnified Parties”) harmless from and against any and all claims, causes of action, demands, suits, proceedings, loss, judgments, damage, liabilities, awards, liens, fines, costs, attorney’s fees and expenses, of every kind and nature whatsoever (collectively, “Losses”) arising in connection with this Agreement; provided, however, that such indemnification shall not extend to any such Losses arising out of the willful misconduct, gross negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of Business Manager or any of the other Indemnified Parties. Business Manager shall not be liable for any error of judgment or for any mistake of fact or law undertaken or omitted in good faith, or for anything which it may do or refrain from doing, except in cases of willful misconduct, gross negligence or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction).

(b)    The Company hereby warrants and represents to Business Manager that to the best of Company’s knowledge, neither the Properties, nor any part thereof, has previously been or is presently being used to treat, deposit, store, dispose of or place any hazardous substance, that may subject Business Manager to liability or claims under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C.A. Section 9607) or any constitutional provision, statute, ordinance, law, or regulation of any governmental body or of any order or ruling of any public authority or official thereof, having or claiming to have jurisdiction thereover. Further, the Company agrees to indemnify, protect, defend, save and hold the Indemnified Parties harmless from any and all Losses involving, concerning or in any way related to any past, current or future allegations regarding treatment, depositing, storage, disposal or placement by any party other than Business Manager of hazardous substances on the Properties.

22.    Notices. All notices, requests or demands to be given under this Agreement from one party to the other (collectively, “Notices” and individually a “Notice”) shall be in writing and shall be given by personal delivery, or by overnight courier service for next Business Day delivery at the other party’s address set forth below, or by telecopy transmission at the other party’s facsimile telephone number set forth below. Notices given by personal delivery (i.e., by the sending party or a messenger) shall be deemed given on the date of delivery. Notices given by overnight courier service shall be deemed given upon deposit with the overnight courier service and Notices given by telecopy transmission shall be deemed given on the date of transmission provided such transmission is completed by 5:00 p.m. (sending party’s local time) on a Business Day, otherwise such delivery shall be deemed to occur on the next succeeding Business Day. If any party’s address is a business, receipt, or the refusal to accept delivery, by a receptionist or by any Person in the employ of such party, shall be deemed actual receipt by the party of Notices. Notices may be issued by an attorney for a party and in such case such Notices shall be deemed given by such party. The parties’ addresses are as follows:

If to the Company:	Inland Private Capital Alternative Assets Fund, LLC 2901 Butterfield Road Oak Brook, IL 60523 Attention: Joseph E. Binder Telephone: (630) 218-8000 E-mail: binder@inlandprivatecapital.com

If to the Operating Partnership:	IPC Alternative Assets Operating Partnership, LP 2901 Butterfield Road Oak Brook, IL 60523 Attention: Joseph E. Binder Telephone: (630) 218-8000 E-mail: binder@inlandprivatecapital.com

If to the Business Manager:	IPC Alternative Assets Business Manager, LLC 2901 Butterfield Road Oak Brook, IL 60523 Attention: Rahul Sehgal Telephone: (630) 218-8000 E-mail: sehgal@inlandprivatecapital.com

Any party may at any time give notice in writing to the other party of a change of its address for the purpose of this Section 22.

23.    Headings. The section headings hereof have been inserted for convenience of reference only and shall not be construed to affect the meaning, construction or effect of this Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:	BUSINESS MANAGER:

INLAND PRIVATE CAPITAL ALTERNATIVE ASSETS FUND, LLC BY: IPC ALTERNATIVE ASSETS FUND HOLDCO, LLC, its sole member BY: INLAND PRIVATE CAPITAL CORPORATION, A DELAWARE CORPORATION, its sole member	IPC ALTERNATIVE ASSETS BUSINESS MANAGER, LLC BY: INLAND PRIVATE CAPITAL CORPORATION, A DELAWARE CORPORATION, its sole member

By:	/s/ Joseph E. Binder	By:	/s/ Joseph E. Binder
Name:	Joseph E. Binder	Name:	Joseph E. Binder
Its:	Executive Vice President	Its:	Executive Vice President

OPERATING PARTNERSHIP:

IPC ALTERNATIVE ASSETS OPERATING PARTNERSHIP, LP

By: INLAND PRIVATE CAPITAL ALTERNATIVE ASSETS FUND, LLC, its general partner

BY: IPC ALTERNATIVE ASSETS FUND HOLDCO, LLC, its sole member

BY: INLAND PRIVATE CAPITAL CORPORATION, A DELAWARE CORPORATION, its sole member

By:	/s/ Joseph E. Binder
Name:	Joseph E. Binder
Its:	Executive Vice President

Signature Page to Business Management Agreement